CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2024 (except for Note 1 as it relates to the common stock conversion and the effects thereof, and Note 2, Segment Information, as to which the date is March 3, 2025), with respect to the consolidated financial statements included in the Annual Report of Innovex International, Inc. (formerly known as Innovex Downhole Solutions, Inc.) on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Innovex International, Inc. on Forms S-8 (File No. 333-282180, File No. 333-257408 and File No.333-218230) and on Form S-3 (File No. 333-282178).

/s/ GRANT THORNTON LLP

Houston, Texas

March 3, 2025